EXHIBIT 99.2

2006 DOLBY ANNUAL INCENTIVE PLAN

Eligibility:	Eligible employees are all employees of the Company and its subsidiaries.

Bonus Pool:	The bonus pool under the 2006 Dolby Annual Incentive Plan (the “DAIP”) will be funded in an amount based on achievement by the Company of certain profit margin and revenue goals during the 2006 fiscal year. Specific numeric profit margin and revenue goals will be determined by the Compensation Committee based on input from the Company’s management. The bonus pool, if funded, will then be allocated to eligible employees based upon such employees’ individual performance and achievement of pre-determined and objective performance goals.

Target Bonus:	Target bonuses for each employee shall be specified according to the role and level of that employee with the Company. Targets for executive bonuses will be established and approved by the Compensation Committee. Each employee’s target bonus will be a percentage of the employee’s salary. The factors determining how the target bonus is achieved include corporate results (which are used to determine the bonus pool) and the achievement of individual pre-established objectives. Target bonuses will be aggregated on a division-by-division basis to determine the relative percentage allocation, by division, of the bonus pool once the amount of the bonus pool is established for fiscal 2006.

Actual Bonus:	Each employee’s actual bonus payment will be determined based on a combination of such employee’s individual performance and the extent of achievement of individual pre-determined performance objectives. Individual personal performance objectives will be established in advance for each employee in conjunction with his or her manager, based on the nature of the employee’s role and position with the Company. The payment of bonuses to executives will be determined based on the Compensation Committee’s approval and certification of the executive’s achievement of established goals.

Bonus Payment Approval:	Specific measurable Company revenue and profit margin targets and executive individual objectives will be established by the Compensation Committee no later than ninety (90) days after the commencement of any Company fiscal year. The payment of all bonuses under the DAIP is conditioned on receipt of stockholder approval of the 2005 Stock Plan, as amended and restated, to include the authorization of cash performance bonus awards and stockholder approval of the performance measurements which may be utilized under this plan and the 2005 Stock Plan. All individual executive bonuses must be approved and certified by the Compensation Committee prior to payment.

Subject to Plan:	The bonus pool, and the terms of this DAIP, are subject to the applicable terms and conditions of the 2005 Stock Plan.

Maximum Bonus Amount:	Notwithstanding anything to the contrary in this plan, no “Covered Employee” as that term is defined in the 2005 Stock Plan, may receive a bonus, in any fiscal year, greater than the individual Covered Employee’s fiscal year limitation authorized by the terms of the 2005 Stock Plan.